UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported): November 21, 2013

GRAPHIC PACKAGING HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-33988	26-0405422
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Riveredge Parkway, Suite 100
Atlanta, Georgia 30328
(Address of principal executive offices)

(770) 240-7200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 21, 2013, Graphic Packaging Holding Company (the “Company”) and Graphic Packaging International, Inc. entered into an Amended and Restated Employment Agreement with the Company’s Chairman, President and Chief Executive Officer, Mr. David W. Scheible. The Board recognizes that Mr. Scheible plays a critical role in the success of Graphic Packaging and that his ongoing employment at the Company is an important contributing factor to the increase in shareholder value. The purpose of the amendment is to enhance the strength of the retention and performance related incentive components of Mr. Scheible’s compensation agreements through March 1, 2016, and was designed with the advice and input of outside consultants to insure its effectiveness and reasonableness, relative to company and industry standards. The employment agreement was amended in two respects. First, it provides that so long as Mr. Scheible continues his employment with the Company through March 1, 2016, upon his voluntary departure from the Company, he would be entitled to the same severance payments and benefits as if his employment has been terminated by the Company without cause (but calculated as if he had served a full final year for purposes of calculating the bonus element of the severance payment). Second, it provides for a potential retention bonus of between zero and $4 million. The actual amount of any bonus is completely within the discretion of the Company’s Board of Directors, after taking into consideration Mr. Scheible’s leadership in driving shareholder value over the period, as well as other measures of financial and organizational health, outlook and success. No other terms or conditions of Mr. Scheible’s prior employment agreement with the Company were modified by the amendment.

On November 21, 2013, the Company entered into an Amended and Restated Employment Agreement with the Company’s Executive Vice President, Commercial Operations, Mr. Michael P. Doss. The employment agreement was amended to reflect Mr. Doss’s promotion to Chief Operating Officer. In connection with such promotion, Mr. Doss’s base salary was increased to $600,000 and his target bonus percentage was increased from 75% to 80% of salary for 2014. No other terms or conditions of Mr. Doss’s prior employment agreement with the Company were modified by the amendment.

The foregoing description of the Amended and Restated Employment Agreements with Mr. Scheible and Mr. Doss does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements, which are attached as Exhibit 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 is incorporated by reference into this Item 3.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Director

On November 21, 2013, the Board of Directors of the Company appointed Mr. Philip Martens to the Board of Directors. Mr. Martens will serve as one of the Class II Directors, whose 3-year terms expire in 2015.

Mr. Martens will serve as an independent Director of the Company and is not a party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act, as amended.

Compensatory Arrangements of Certain Officers

The information set forth in Item 1.01 is incorporated by reference into this Item 5.02.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 21, 2013, the Board of Directors adopted an amendment to the By-Laws of the Company adding an exclusive forum provision that establishes the state courts of the State of Delaware or, if no state court has jurisdiction, the federal district court for the District of Delaware, as the exclusive forum for: (i) derivative actions brought on behalf of the Company; (ii) any action claiming a breach of fiduciary duty by any director, officer or employee of the Company to the Company or its stockholders; (iii) any action asserting a claim against the Company or its directors, officers or employees arising pursuant to any provision of the Delaware General Corporate Law, the Restated Certificate of Incorporation or the By-Laws; or (iv) any action asserting a claim against the Company or its directors, officers or employees governed by the internal affairs doctrine. The new provision does not eliminate any stockholder causes of action or prevent stockholders from bringing claims, but is intended to prevent expensive and potentially damaging multi-jurisdictional stockholder litigation by consolidating litigation in a single forum, thereby avoiding duplicative suits in multiple jurisdictions that could result in inconsistent outcomes.

The full text of the Company’s By-Laws, as amended and restated to reflect the exclusive forum provision, is attached hereto as Exhibit 3.1.

Item 9.01. Financial Statements and Exhibits.

3.1    By-Laws of Graphic Packaging Holding Company, as amended and restated on November 21, 2013.

10.1    Amended and Restated Employment Agreement dated as of November 21, 2013 among Graphic Packaging International, Inc., Graphic Packaging Holding Company and David W. Scheible.

10.2    Amended and Restate Employment Agreement dated as of November 21, 2013 among Graphic Packaging International, Inc., Graphic Packaging Holding Company and Michael P. Doss.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/Stephen A. Hellrung
Stephen A. Hellrung
Date: November 25, 2013
Senior Vice President, General Counsel and Secretary

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